Exhibit 10.1

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

Tel: (510) 893-7900

www.costplusworldmarket.com

Mr. Warren A. Stephens

Stephens Investments Holdings LLC

111 Center Street

Little Rock, AR 72201

Stephens Investments Holdings LLC

111 Center Street

Little Rock, AR 72201

January 7, 2009

Gentlemen:

As you know, Stephens Investments Holdings LLC (“SIH”) filed a second Amendment to Schedule 13D with the Securities and Exchange Commission on December 5, 2008, concerning the beneficial ownership by Warren A. Stephens and SIH (collectively, the “Receiving Party”) of shares of common stock, par value $0.01 per share (the “Common Stock”), of Cost Plus, Inc., a California corporation (the “Disclosing Party”). As you also know, the Disclosing Party has entered into an Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 2008, by and between the Disclosing Party and Computershare Trust Company, N.A. (the “Rights Agreement”). In response to the Receiving Party’s request, the Disclosing Party has agreed to and expects to deliver to the Receiving Party, following the execution and delivery of this letter agreement by the Receiving Party, certain information about its properties, employees, finances, businesses and operations that has previously been prepared, in the ordinary course.

In consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Subject to the approval by the Disclosing Party’s Board of Directors (“Board of Directors”), as well as the terms and conditions of the Rights Agreement, the Disclosing Party agrees to exempt the Receiving Party from the definition of Acquiring Person (as such term is defined in Section 1(a) of the Rights Agreement) in the Rights Agreement such that the Receiving Party’s beneficial ownership of up to and including 19.9% of the amount of the issued and outstanding Common Stock shall not constitute a Triggering Event (as such term is defined in Section 1(qq) of the Rights Agreement) in the Rights Agreement.

All information (i) about the Disclosing Party and (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this letter agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is, to the Receiving Party’s knowledge, not otherwise bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is otherwise not under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants); and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, shall keep all Proprietary Information confidential and shall not disclose or reveal any Proprietary Information to any person (other than to any Representative of any Affiliate, provided that such Representative shall keep confidential all Proprietary Information that is so disclosed or revealed to him or her in accordance with the Receiving Party’s confidentiality obligations hereunder with respect to such Proprietary Information); (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Disclosing Party; and (iii) except as required by law, shall not disclose to any person the fact that Proprietary Information has been made available to the Receiving Party. The Receiving Party and the Affiliates shall be responsible for any breach of the terms of this letter agreement by the Receiving Party or any Representative of any Affiliate.

In the event that the Receiving Party or any Affiliate is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not timely sought or obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party shall have complied, in all material respects, with the provisions of this paragraph, such disclosure may be made by the Receiving Party without any liability hereunder.

Further, the Receiving Party agrees that during any time period that the Receiving Party beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation) in excess of 14.9% of the amount of the issued and outstanding Common Stock, neither the Receiving Party nor any other person affiliated with the Receiving Party shall:

(a) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Disclosing Party;

(b) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors;

(c) otherwise act or seek to control or influence the management, Board of Directors or policies of the Disclosing Party;

(d) take any action that could reasonably be expected to require the Disclosing Party to make a public announcement regarding the possibility of any of the events described in clauses (a) through (c) above; or

(e) request the Disclosing Party or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph.

The Receiving Party also agrees that during any time period that the Receiving Party beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation) in excess of 14.9% of the amount of the issued and outstanding Common Stock (the Common Stock owned by the Receiving Party above 14.9%, the “Excess Shares”), the Receiving Party and any other person affiliated with the Receiving Party shall vote any and all Excess Shares in the same proportion as the votes cast by all other voting shareholders of the Disclosing Party.

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by the Disclosing Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates the Disclosing Party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

In the event that the Disclosing Party, in its sole discretion, requests, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party all Proprietary Information, and, at the Receiving Party’s election, return or destroy (provided that any such destruction shall be certified by the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) (collectively, “Notes”) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party or any Affiliate. Upon the return or the destruction of the Proprietary Information, the Receiving Party, if the Receiving Party so desires, may retain in the files of the Receiving Party’s general counsel, for archival purposes only, one copy of all materials returned or destroyed as a record of the materials disclosed. Notwithstanding the foregoing, the Receiving Party and its Representatives (i) may retain copies of the Proprietary Information and/or Notes to the extent that such retention is required to demonstrate compliance with applicable law, rule, regulation or professional standards, or to comply with a bona fide document retention policy, provided, however, that any such information so retained shall be held in compliance with the terms of this letter agreement and (ii) shall, to the extent that (i) above is inapplicable to Proprietary Information and/or Notes that are electronically stored, destroy such electronically stored Proprietary Information and/or Notes only to the extent that it is reasonably practical to do so.

The Receiving Party acknowledges that neither the Disclosing Party nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the Proprietary Information.

The Receiving Party is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Notwithstanding the foregoing, the Disclosing Party acknowledges that certain of the Receiving Party’s Representatives trade securities and nothing in this letter agreement shall restrict the ability of such Representatives to trade securities, other than applicable securities laws and, with respect to those of the Receiving Party’s Representatives who are also the Receiving Party’s affiliates who the Receiving Party has made aware of this letter agreement or who have otherwise received Proprietary Information, the standstill provision as described above. The Disclosing Party acknowledges that the Receiving Party is affiliated with a registered securities broker-dealer and that registered representatives of the Receiving Party’s affiliated broker-dealer who have not been informed of, or provided with, the Proprietary Information or of any material non-public information of the Disclosing Party may trade in the securities of the Disclosing Party for their own accounts or the accounts of their customers in the ordinary course of business.

Without prejudice to the rights and remedies otherwise available to either party hereto, the Disclosing Party shall be entitled to equitable relief by way of injunction or otherwise if the Receiving Party or any of the Affiliates or any other affiliates of the Receiving Party breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of California law. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the federal or state courts located within the State of California.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon any party hereto, unless approved in writing by each such party.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

COST PLUS, INC.

By:	/s/ Barry J. Feld
Barry J. Feld, Chief Executive Officer

ACCEPTED AND AGREED as of the date first written above:

WARREN A. STEPHENS, on behalf of himself and as President and owner of Stephens Investments Holdings LLC

By:	/s/ Warren A. Stephens
Warren A. Stephens, President